Exhibit (a)(5)(ii)

This announcement constitutes neither an offer to purchase Notes (as defined below) nor a solicitation of Consents (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase and Consent Solicitation Statement, dated April 17, 2009 (the “Offer to Purchase”), the related Letter of Transmittal and Consent (the “Letter of Transmittal”) and any amendments or supplements thereto (collectively, the “Offer Documents”). The Offer is not being made to, nor will tenders of Notes or deliveries of Consents be accepted from or on behalf of, holders of Notes in any jurisdiction in which, or to or from any person to or from whom, its is unlawful to make an offer or solicitation under applicable laws. In any jurisdiction where the applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Sunstone Hotel Partnership, LLC by Citigroup Global Markets Inc., the dealer manager and solicitation agent for the Offer or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Notice of Offer to Purchase for Cash by

Sunstone Hotel Partnership, LLC

Any and All of its Outstanding

4.60% Exchangeable Senior Notes due 2027

(CUSIP No. 86801FAA4)

and

Solicitation of Consents for

Amendment to the Related Indenture

THE TENDER OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 14, 2009, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”).

Sunstone Hotel Partnership, LLC (the “Operating Partnership”), a wholly owned subsidiary of Sunstone Hotel Investors, Inc. (“Sunstone”), is offering to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, any and all of its outstanding 4.60% Exchangeable Senior Notes due 2027 (the “Notes”) for a cash purchase price equal to $600 per $1,000 principal amount of the Notes (which includes a consent fee of $5 per $1,000 principal amount of the Notes) (the “Total Tender Consideration”). Holders whose Notes are purchased will also receive accrued and unpaid interest on such Notes to, but excluding, the date on which payment for purchased Notes is made. The offer to purchase the Notes is referred to as the “Tender Offer.”

The Operating Partnership is also soliciting consents (the “Consents”) from the registered holders of Notes (1) to adopt a proposed amendment to the Indenture, dated as of June 18, 2007, as amended and supplemented, among the Operating Partnership, Sunstone, the Subsidiary Guarantors (as defined therein) and the Trustee (as defined therein) under which the Notes were issued (the “Proposed Amendment”) and (2) to the execution by such entities of a supplemental indenture effecting the Proposed Amendment (the “Supplemental Indenture”). Holders of Notes may validly deliver their Consents without tendering the related Notes. However, holders that validly tender their Notes pursuant to the Tender Offer will be required to and will be deemed to have validly delivered their Consents. The solicitation of Consents is referred to as the “Consent Solicitation” and together with the Tender Offer, the “Offer.”

Upon the terms and subject to the conditions of the Offer including consents from holders of at least a majority of the outstanding Notes (the “Requisite Consents”), holders validly delivering and not validly revoking consents without tendering Notes will receive a consent fee in cash equal to $5 per $1,000 principal amount of the Notes as to which holders so deliver consents (the “Consents Only Consideration”).

Holders whose tendered Notes are purchased in the Offer will receive the Total Tender Consideration even if the Requisite Consents are not received. Valid tenders of Notes and valid deliveries of Consents will be accepted only in principal amounts of $1,000 or integral multiples thereof.

None of the Operating Partnership, Sunstone, their respective boards of directors, the dealer manager and solicitation agent, the information agent or the depositary makes any recommendation to holders as to whether a holder of Notes should tender or refrain from tendering such holder’s Notes or refrain from consenting to the Proposed Amendment. Holders of Notes should consult their own advisors and must make their own decision.

Any holder desiring to validly tender its Notes (and thereby deliver Consents in respect of such Notes) must either (i) in the case of a holder of physical certificates, complete and sign the Letter of Transmittal in accordance with its instructions and mail or deliver it or a facsimile copy thereof, together with the certificates for the Notes and any other documents required by the Letter of Transmittal to Global Bondholder Services Corporation (the “depositary”); or (ii) in the case of a beneficial owner who holds Notes in book-entry form, request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the holder of Notes.

Participants in The Depository Trust Company (the “DTC”) that hold Notes on behalf of beneficial owners of Notes must tender their Notes through the DTC’s Automated Tender Offer Program (“ATOP”) system. To validly tender Notes that are held through DTC, DTC participants must electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance and send an agent’s message (as defined in the Offer to Purchase) to the depositary for its acceptance.

Any holder desiring to validly deliver its Consents without tendering the related Notes must request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the holder of Notes using DTC’s ATOP system. In connection with the delivery of a Consent without tendering Notes, by delivering a Consent using DTC’s ATOP system, the beneficial owner and registered holder will be deemed to have delivered the Consent specified in the Letter of Transmittal in accordance with the terms of such form. Any tender or transfer of a Note as to which a separate Consent has been delivered shall constitute a revocation of such Consent and no Consents Only Consideration shall be payable in respect of such Note.

For purposes of the Offer, the Operating Partnership will be deemed to have accepted for purchase or payment validly tendered and not validly withdrawn Notes and accepted for payment validly delivered and not validly revoked Consents if, as and when the Operating Partnership gives oral or written notice thereof to the depositary. Payment for Notes accepted for purchase or payment and Consents accepted for payment will be made by the Operating Partnership by depositing such payment, in immediately available funds, with the depositary, which will act as agent for holders participating in the Offer for the purpose of receiving payment or, upon the depositary’s instructions, directly with DTC for distribution to such holders.

Subject to applicable law, the Operating Partnership reserves the right to (1) extend the Offer; (2) waive any and all conditions to or amend the Offer in any respect; or (3) terminate the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. During any extension of the Offer, Notes previously validly tendered and not validly withdrawn and all Consents previously validly delivered and not validly revoked pursuant to the Offer will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for purchase or payment by the Operating Partnership, subject to withdrawal rights and revocation rights of holders of Notes.

Notes validly tendered may be withdrawn and Consents validly delivered may be revoked at any time on or prior to the Expiration Time. If the Operating Partnership has not accepted for payment the tendered Notes, holders may also withdraw their Notes after 12:00 midnight, New York City time, on June 15, 2009. A valid withdrawal of tendered Notes will revoke Consents in respect of such tendered Notes. Consents validly delivered in connection with a valid tender of Notes cannot be revoked without a valid withdrawal of the related Notes.

Holders who validly tendered Notes and wish to exercise their right to withdraw such Notes must give written notice of withdrawal delivered by mail, hand delivery or facsimile transmission (or an electronic ATOP transmission notice of withdrawal in the case of DTC participants), which notice must be received by the depositary at its address set forth on the back cover of this Offer to Purchase. In order to be valid, a notice of withdrawal must (1) specify the name of the person who tendered the Notes to be withdrawn, (2) state the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), if different than that of the person who tendered the Notes to be withdrawn, (3) contain the description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (4) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any, or be accompanied by (a) documents of transfer sufficient to have the trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (b) a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer and will constitute the concurrent valid revocation of such holder’s Consents.

Holders who validly deliver Consents and do not tender the related Notes and who wish to exercise their right to revoke with respect to such Consents must give written notice of revocation by an electronic ATOP transmission notice of withdrawal in the case of DTC participants), which notice must be received by the depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time. In order to be valid, a notice of revocation must (1) specify the name of the person who delivered the Consents to be revoked, (2) state the name in which the Notes related to the Consents are registered, (3) contain the description of the Notes related to the Consents to be revoked and identify the certificate number or numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes and (4) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Consent by which such Consents were delivered (including any required signature guarantees), if any. Any tender of a Note as to which a separate Consent has been delivered shall constitute a revocation of such Consent and no Consents Only Consideration shall be payable in respect of such Note.

All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Notes and delivered Consents will be determined by the Operating Partnership in its sole discretion. The Operating Partnership expressly reserves the absolute right (a) to reject any and all tenders of Notes, deliveries of Consents, notices of withdrawal or notices of revocation not in proper form and to determine whether the acceptance of or payment by it for such tenders of Notes, deliveries of Consents, notices of withdrawal or notices of revocation would be unlawful and (b) subject to applicable law, to waive or amend any of the conditions to the Offer or to waive any defect or irregularity in the tender of any of the Notes, the delivery of any Consents, any notice of withdrawal or any notice of revocation.

The purpose of the Tender Offer is to purchase Notes in order to reduce the amount of the Operating Partnership’s outstanding indebtedness and improve its creditworthiness. The purpose of the Consent Solicitation is to obtain Consents in order to adopt the Proposed Amendment and to execute the Supplemental Indenture. The Proposed Amendment will amend the Events of Defaults section of the Indenture so that an acceleration of indebtedness of any subsidiary of Sunstone or the Operating Partnership other than a Subsidiary Guarantor will not constitute an event of default with respect to the Notes. The Operating Partnership believes that, if effected, the Proposed Amendment will strengthen the Operating Partnership’s negotiating position with the lenders to its subsidiaries.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, THE OPERATING PARTNERSHIP INFORMS YOU THAT (I) ANY U.S. TAX ADVICE CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE; (II) ANY SUCH TAX ADVICE IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED; AND (III) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT ADVISOR.

The receipt of the Total Tender Consideration in exchange for the Notes will be a taxable transaction to U.S. holders. A U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the Total Tender Consideration, other than amounts attributable to the consent fee, paid to the U.S. holder in respect of its tendered Notes and (ii) the U.S. holder’s adjusted tax basis in its tendered Notes. Accrued interest generally will be treated as ordinary income to the extent not previously included in income. The receipt of the consent fee should be treated as ordinary income to the recipient U.S. holder. The Operating Partnership urges that holders of the Notes consult with their tax advisors with respect to their particular situation, including with respect to any foreign, state, and/or local taxes that may apply.

As of the date of the Offer to Purchase, there was $186,012,000 million aggregate principal amount of Notes outstanding. The Notes are exchangeable, under certain circumstances, into shares of Sunstone’s common stock at an exchange rate of 32.9179 shares of Sunstone’s common stock for each $1,000 principal amount of Notes, subject to adjustment as set forth in the Indenture. Sunstone’s common stock is traded on the New York Stock Exchange under the symbol “SHO”. As of April 15, 2009, the last reported sale price of a share of Sunstone common stock was $3.04.

The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Operating Partnership is also filing with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the Offer.

The Offer Documents contain important information that should be read carefully before making any decision with respect to the Offer. The Operating Partnership is mailing promptly the Offer to Purchase and the related Letter of Transmittal to record holders whose names appear on the Operating Partnership’s Note holder list and will furnish such documents to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Notes. The Offer is explained in detail in the Offer to Purchase and Letter of Transmittal. Holders are urged to carefully read the Offer to Purchase and Letter of Transmittal before making any decision with respect to the Offer.

Any questions or requests for assistance may be directed to the dealer manager and solicitation agent or the information agent at the addresses and telephone numbers set forth below. Requests for additional copies of the Offer Documents or any documents incorporated by reference therein may be directed to the information agent which will furnish them at the Operating Partnership’s expense. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent and Depositary for the Offer is:

Global Bondholder Services Corporation

By Registered or Certified Mail, Hand or

by Overnight Courier:

Global Bondholder Services Corporation

65 Broadway, Suite 704

New York, New York 10006

Attention: Corporate Actions

Facsimile: (212) 430-3775

Telephone: (866) 857-2200 or (212) 430-3774

The Dealer Manager and Solicitation Agent for the Offer is: Citi 390 Greenwich Street New York, New York 10013 Attention: Liability Management Group Telephone: (800) 558-3745 (toll-free)